Exhibit 10.67

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

SUPPLEMENTAL RETIREMENT PLAN FOR JEFFREY A. LINN

PARTICIPATION AGREEMENT

(As Amended and Restated Effective January 1, 2009)

This amended and restated PARTICIPATION AGREEMENT (the “Agreement”) is made and entered into as of the 30th day of December, 2008 by and between PENNSYLVANIA REAL ESTATE INVESTMENT TRUST (the “Company”) and JEFFREY A. LINN (“Employee”).

W I T N E S S E T H:

WHEREAS, in order to retain Employee’s continued services, the Company has agreed to provide Employee with certain supplemental retirement benefits;

WHEREAS, in order to continue to provide such supplemental retirement benefits in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, the Company has amended and restated the Pennsylvania Real Estate Investment Trust Supplemental Retirement Plan for Jeffrey A. Linn, effective January 1, 2009, a copy of which is attached hereto as Exhibit “A” (the “Plan”); and

WHEREAS, although the original Participation Agreement provided that Employee’s payment elections were irrevocable, such elections would result in adverse tax consequences under such Section 409A; therefore, such elections need to be changed to the extent necessary to comply with such Section 409A with respect to the portion of Employee’s benefits that accrue after 2004 (and earnings and losses thereon);

NOW, THEREFORE, in consideration of the above premises and other valuable consideration the receipt and sufficiency of which is acknowledged by the parties hereto, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Participant. Employee is hereby designated as the Participant in the Plan, and Employee shall continue as the Participant in the Plan in accordance with its terms.

2. Incorporation of the Plan. The Plan, including any future amendments, is hereby incorporated into and made a part of this Agreement as though set forth in full herein. The parties shall be bound by, and have the benefit of, each and every provision of the Plan. Employee consents to the amendment and restatement of the Plan, effective January 1, 2009.

3. Information Regarding Employee. Employee represents that he was born on December 13, 1948.

4. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements or proposals with regards to the pension plan benefits to be provided to Employee by the Company. No rights are granted to Employee by virtue of this Agreement other than those specifically set forth in the Plan.

5. Beneficiaries. Employee’s primary beneficiary shall continue to be Deanna M. Linn, his wife, and his contingent beneficiaries shall continue to be Michael S. Linn and Andrew T. Linn, his children. Employee shall have the right to change his beneficiaries at any time by providing a new designation of beneficiary to the Company.

6. Benefit Payments

(a) Pre-2005 Retirement Account. Employee previously elected to have his “Benefits” (as defined in the Plan, now known as his “Pre-2005 Retirement Account” (as defined in the Plan)) distributed as follows: Retirement Benefits – five (5) annual payments commencing on January 10 of the year which is five (5) years following the year of Retirement and each anniversary thereof; provided, however, that if such Benefits are considered wages under the Social Security Retirement Test or if the receipt of such Benefits would result in a reduction in the Participant’s Social Security benefits, Benefits shall be distributed in a single sum on the same date. Termination Benefits – if termination of employment is involuntary, a single sum within thirty (30) days of termination and if termination of employment is voluntary, a single sum on January 10 of the year following termination. Death Benefits – a single sum on January 10 of the year following death.

(b) Post-2004 Retirement Account. Employee hereby elects to have his Post-2004 Retirement Account distributed as follows: Retirement – five (5) annual payments (calculated as provided in the last sentence of Section IV(a) of the Plan) commencing on January 10 of the year which is five (5) years following the year of Retirement and each anniversary thereof. Termination Benefits – upon Termination of Employment, subject to the last sentence of this subsection (b), a single sum within thirty (30) days of such termination. Death Benefits – a single sum on January 10 of the year following death. Notwithstanding the payment dates set forth in this subsection (b), if Employee is a “specified employee,” as defined in Treas. Reg. §1.409A-1(i) and any amendment thereof or successor thereto, on the date his Termination of Employment occurs (other than on account of Retirement or death) his Post-2004 Retirement Account will not be paid to him during the first six (6) months after such termination, and will instead be paid to him on the first business day of the seventh calendar month following the calendar month of such termination.

(c) Employee hereby acknowledges that his elections under this Section concerning the time and manner in which his Benefits are distributed are irrevocable.

7. Taxes. Employee and his beneficiary(ies) shall be responsible for any and all taxes which may be payable with respect to the Benefits paid by the “Trust” (as defined in the Plan). The Company shall direct the Trust to withhold such amounts as may be required under Federal, state or local law. The Company will reflect such amounts annually on Form W-2, Form 1099, or such other form deemed appropriate.

8. This Agreement shall be subject to the terms and conditions of the 2008 amended and restated Employment Agreement between the Company and Employee.

IN WITNESS WHEREOF, the parties have entered into this Agreement this 30th day of December, 2008.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:	/s/ Ronald Rubin
Ronald Rubin, Chairman and Chief Executive Officer

EMPLOYEE:

By:	/s/ Jeffrey Linn
Jeffrey A. Linn